Exhibit 10.28*
* Confidential treatment has been granted or requested with respect to portions of this exhibit, and such confidential portions have been deleted and separately filed with the Securities and Exchange Commission pursuant to Rule 24b-2 or Rule 406.

                        FRAM TECHNOLOGY LICENSE AGREEMENT

THIS FRAM TECHNOLOGY LICENSE AGREEMENT (the "Agreement"), effective as of the 15th day of November, 2001, is entered into by and between RAMTRON INTERNATIONAL CORPORATION ("Ramtron"), a Delaware corporation having its principal office at 1850 Ramtron Drive, Colorado Springs, Colorado 80921, USA, and NEC CORPORATION, a Japanese corporation, having its principal office at 5-Chome 7-1, Shiba, Minato-Ku, Tokyo, 108-8001, Japan ("NEC").

                                R E C I T A L S

A. Ramtron has developed and is developing a state-of-the-art ferroelectric semiconductor technology.

B. NEC wishes to obtain from Ramtron, and Ramtron is willing to grant to NEC a license to certain ferroelectric intellectual property rights (as defined herein) for use in the design, development, manufacture and sale of specified licensed products.

C. The parties desire to set forth the terms and conditions of the license agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Ramtron and NEC hereby agree as follows:

ARTICLE 1 - DEFINITIONS

When used in this Agreement, the following terms have the following meanings:

1.1 "Affiliate" or "affiliate" means any enterprise, whether a corporation, unincorporated association, joint venture, partnership or otherwise, in which a person or corporation, or any holding company or subsidiary of such corporation, or any holding company or subsidiary of such holding company, participates directly or indirectly, and if in relation to such enterprise, such person, corporation or any such holding company or subsidiary has the power to appoint the management thereof, or control the majority of votes at a general meeting.

1.2  "Dollars" or "$" means United States currency unless otherwise specified.

1.3  "Yen" means Japanese currency unless otherwise specified.

1.4 "Effective Date" means the date of this Agreement as set forth in the introductory paragraph of this Agreement.

1.5 "FRAM Product" means any product using FRAM Technology and/or Ramtron's Improvements in: (i) semiconductor devices that incorporate embedded nonvolatile ferroelectric memory ("Embedded FRAM Products") and/or (ii) semiconductor devices that combine ferroelectric memory with RF/ID analog circuitry in a single chip ("Ferroelectric RF/ID Products"). In no case will FRAM Product be deemed to include standard, nonvolatile ferroelectric semiconductor memory devices.

                                    Page-1

1.6 "FRAM Technology" means that certain thin-film ferroelectric technology developed and/or owned by Ramtron or as to which Ramtron has the right to grant a license to NEC without payment of any compensation to third parties except Ramtron's employees or Subsidiaries, and which consists of: (i) technology pertaining to the manufacture and production of standard, nonvolatile, random access semiconductor memory devices that utilize binary polarization states on the hysteresis curve of ferroelectric material; and, (ii) technology pertaining to the material and process for the formation of ferroelectric film, which may be developed and/or owned by Ramtron, including all technology and inventions claimed in Ramtron's patents.

1.7 "NEC's Improvements" means all improvements, enhancements and developments to FRAM Technology and Ramtron IPR developed by NEC and/or its Subsidiaries, independent of Ramtron and its Subsidiaries, during the term of this Agreement.

1.8 "Net Sales" means the total of all gross amounts received by NEC, its Subsidiaries and/or affiliates with regard to the sale or other transfer of FRAM Products for value accounted for in accordance with generally accepted accounting principles, less costs of packing, transportation, shipping or insurance incident to such transportation and shipping charges, excise or other taxes and customs duties and allowances for actual returns, if any. Should NEC, its Subsidiaries and/or affiliates sell FRAM Products in combination with other components or equipment, then the calculation of Net Sales shall be based on the price normally charged by such party for FRAM Products when separately invoiced or priced or if no separately invoiced or priced sales of such FRAM Products have been made, then the calculation of Net Sales shall be based on the price such party would charge for such FRAM Products in an arm's-length commercial sale transaction for cash. Net Sales shall include any amount received by NEC with regard to the sale or other transfers of FRAM Products to a Subsidiary or affiliate, or any amount received by a Subsidiary or affiliate with regard to the sale or other transfer for value of FRAM Products to NEC. Notwithstanding the foregoing, Net Sales shall include amounts received by NEC or such Subsidiaries and/or affiliates with respect to a subsequent sale, use or other transfer for value to a third party by NEC, its Subsidiaries and/or affiliates.

1.9 "Ramtron Intellectual Property Rights" or "Ramtron IPR" means all patents and patent applications, maskwork rights, copyrights, trade secrets, know-how and other intellectual property rights in all countries of the world relating to FRAM Technology, which are created or have filing dates prior to the date of expiration or termination of this Agreement, and which are owned and/or controlled by Ramtron and which Ramtron has the right to grant a license to NEC hereunder without payment of any compensation to third parties (except Ramtron's employees or Subsidiaries) as of the Effective Date or thereafter during the term of this Agreement.

                                    Page-2

1.10  "Royalty Period" means the   **       period beginning on the date in
      which the first commercial sale occurs of any FRAM Product.

1.11 "Accounting Period" means the period of six (6) months ending on the last day of March, and September of each year during the Royalty Period.

1.12 "Subsidiary" or "Subsidiaries" means any enterprise, whether a corporation, unincorporated association, joint venture, partnership, limited liability company, or otherwise, more than fifty percent (50%) of whose voting stock or other similar interests are owned or controlled by either party hereto, directly or indirectly, now or hereafter, but such enterprise shall be deemed to be a Subsidiaries only so long as such ownership or control exists.

1.13  "Technology License" has the meaning set forth in Section 2.1.

ARTICLE II - TECHNOLOGY LICENSE

2.1  Ramtron Grant.  Upon receipt by Ramtron of the payment described in
     Article 3.1.1 below, Ramtron grants to NEC a worldwide, perpetual, nonexclusive, nontransferable, nonsublicensable right and license to use Ramtron's IPR to design, develop, make, have made, sell, use, lease, transfer and otherwise dispose of FRAM Products. The license rights granted by Ramtron to NEC in this Section 2.1 shall be referred to herein as the "Technology License." The Technology License may not be used by NEC for any purpose other than those specifically stated in this Section 2.1.

     2.1.1 Ramtron Proprietary Information. All proprietary information and technology, including FRAM Technology and/or Ramtron IPR, provided or disclosed by Ramtron to NEC hereunder, and all inventions or technologies made or developed solely by Ramtron in the performance of this Agreement, shall remain the property of Ramtron.

2.2 NEC Grant. NEC grants to Ramtron a royalty-free, nonexclusive, nontransferable, nonsublicensable, worldwide and perpetual license to use NEC's Improvements to design, develop, manufacture, make, have made, use, lease, sell, transfer and otherwise dispose of Ramtron FRAM Products.

     2.2.1 NEC Proprietary Information. All proprietary information and technology, including NEC's Improvements, provided or disclosed by NEC to Ramtron hereunder, and all inventions or technologies made or developed solely by NEC in the performance of this Agreement, shall remain the property of NEC.

2.3 Subsidiaries. The licenses granted pursuant to Sections 2.1 and 2.2 are hereby extended to Subsidiaries of each licensee and any technical information provided to such party hereunder may be made available to its Subsidiaries to the extent necessary.

                                    Page-3

2.4 Option for FRAM Technology Transfer. With NEC's written request, Ramtron shall agree to the transfer of technology relating to the FRAM Technology. NEC and Ramtron shall mutually negotiate the terms and conditions, methods, plan, and schedule for such technology transfer prior to the beginning of such transfer of technology. However such
     technology transfer fee shall not exceed          **
         **         .  In the event that Ramtron agrees to transfer its FRAM
     Technology to NEC pursuant to this Article 2.4, the Parties shall enter into a separate written agreement setting forth the scope and method of the transfer. At a minimum, such separate written agreement shall include covenants protecting Ramtron's trade secrets and other intellectual property rights, and requiring that the Technology License granted by Ramtron to NEC in Article 2.1 shall be limited such that NEC may only have FRAM Products made by a third party licensee of Ramtron. Notwithstanding the foregoing, NEC may have a non-licensee continue to manufacture FRAM Products for NEC only provided such non-licensee entered into a written agreement with NEC prior to NEC and Ramtron executing the separate written agreement referenced in this Article 2.4.

ARTICLE III - COMPENSATION

3.1 Fees. In consideration of the grants, rights, privileges, technical assistance and materials provided and to be provided hereunder, NEC shall pay to Ramtron the following lump-sum amounts:

     3.1.1 Initial License Fee. Within thirty (30) days after the Effective Date of this Agreement, NEC shall make a non-refundable payment to
            Ramtron of           **                .

     3.1.2 Milestone Fees. Subject to subsection 7.5 of this Agreement, on or before the dates set forth immediately below NEC shall make a non-refundable payment to Ramtron in the referenced amounts:

                       Date                              Amount
            -----------------------------            ----------------
            Twelve (12) Months After The
            Effective Date:                            **      ; and

            Twenty-four (24) Months After
            The Effective Date:                            **

3.2 Royalty Payments. In addition to the payments under Section 3.1 immediately above, and notwithstanding a termination of this Agreement, NEC shall pay Ramtron a royalty on all FRAM Products based upon or which use the FRAM Technology and sold by NEC, its Subsidiaries and/or affiliates upon the first sale by NEC, its Subsidiaries and/or affiliates of FRAM Products, as follows:

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
     3.2.1 Embedded FRAM Products. NEC shall pay Ramtron a royalty on all Net Sales of Embedded FRAM Products by NEC, its Subsidiaries
            and/or any NEC affiliate, at the rate determined by     **
            multiplied by the base Embedded FRAM royalty rate  for set forth
            below.                     **
                             **                 .  In no event shall the
            royalty rate be less       **             of the prevailing
            rate set forth below.

            Royalty Period        Base Royalty Rate for Embedded FRAM Products
            --------------        --------------------------------------------
            First   **     years                   **        of Net Sales

            For the years   **
            through     **                         **        of Net Sales

            For the years   **
            through     **                         **        of Net Sales

     3.2.2 Royalty for RF/ID Products. NEC shall pay Ramtron a royalty on all Ferroelectric RF/ID Products at the following stipulated rate of the Net Sales of such products for the duration of the Royalty Period.

            3.2.2.1              **                   Net Sales Amount of
                     RF/ID Products.

            3.2.2.2              **                         Net Sales
                     Amount of IF/ID Products.

     3.2.3 Adjustment of Royalties: Notwithstanding any other provision of this section 3.2, should a final, non-appealable decision be entered by a judicial entity having jurisdiction to enter such decision, that Ramtron's IPR is invalid or unenforceable, then Ramtron and NEC shall discuss in good faith a reduction of royalty rates required hereunder. Any reduction mutually agreed to will be applicable only to FRAM Products sold by NEC on or after the date of such final, non-appealable decision.

3.3 Payment and Certification of Royalties by NEC. All payments for each Royalty Period under this Agreement shall be made by NEC in the United States Dollars through wire transfer directly to Ramtron's bank account:
     U.S. Bank Exchange, 1125 Garden of the Gods Road, Colorado Springs,
     Colorado 80907,           **                 , Account Number-
          **    , Account Name-Ramtron International Corporation.  NEC shall, on or before May 15 and November 15 in each year, commencing with the Accounting Period during which royalties are first payable under this Agreement, furnish to Ramtron a statement, signed by NEC's department

                                    Page-5
     head charged therewith, concerning the Net Sales by or on behalf of NEC of FRAM Products sold by or on behalf of NEC and/or its Subsidiaries and/or affiliates during the preceding Royalty Period in sufficient detail to permit the computation of the royalties due for such Royalty Period. Each such report shall break the Net Sales of NEC, its Subsidiaries and/or affiliates into the categories of non-RF/ID Embedded FRAM Products and Ferroelectric RF/ID Products, to enable NEC and Ramtron to calculate the royalties due pursuant to Section 3.2 above. NEC also shall pay Ramtron the royalties payable for the Accounting Period within June 15 and December 15 in each year. If any royalty payable pursuant to
     Article 3.2 is computed in any currency other than Dollars, conversion to Dollars shall be at the foreign exchange rate (telegraphic transfer selling rate) specified by the Bank of Tokyo Mitsubishi Limited, Tokyo, Japan on the last business day of the Accounting Period for which the royalties are payable.

3.4 Records. NEC shall keep true and accurate records, files and books of accounts reasonably necessary in accordance with generally accepted accounting principles to ascertain the amount of the royalties payable to Ramtron under Section 3.2 above for three (3) years from the end of each reporting Royalty Period.

3.5 Audit. Ramtron shall have the right, through a certified independent public accountant of international reputation designated by Ramtron and reasonably acceptable to NEC, to make an examination and audit, not more frequently than once per year, during normal business hours acceptable to NEC, of NEC's records, files and books of accounts as may contain information bearing upon the amounts due to Ramtron under Section 3.2 above. Prompt adjustment shall be made between the parties for any underpayments or overpayments disclosed by such audit. In the event that any royalty report(s) understates in total the royalties due to Ramtron for the relevant audited Royalty Period(s) by more than five percent (5%), NEC shall pay any shortfall and reimburse Ramtron for the cost of such audit. Such certified public accountant's report to Ramtron shall provide only the amount of royalties actually payable to Ramtron and any information in NEC's records, files and books of accounts shall be treated as confidential by said certified public accountant and shall not be disclosed to Ramtron or to any third party.

3.6 Withholding Taxes. NEC may deduct from the fees any the royalties to be paid by NEC to Ramtron pursuant to Section 3.1 and Section 3.2 above the amount of withholding taxes as imposed by the Japanese Government to the extent that such taxes are allowable as a credit against taxes to be levied on Ramtron by the tax authorities of the United States, or permitted under the tax treaty between the United Sates and Japan. NEC agrees to furnish Ramtron with official tax receipts certifying such tax payment issued by the Japanese tax authorities as soon as practicable after such payment is made, provided that Ramtron shall reasonably assist NEC in its obtaining such official tax receipts.

                                    Page-6

ARTICLE IV - CONFIDENTIALITY

4.1 Confidentiality. During the term of this Agreement and for a period of five (5) years thereafter, the parties hereto agree that all data, drawings, materials, prototypes, designs, processes, procedures, formulae, improvements, financial data, marketing information, technical information, engineering data, manufacturing specifications and other trade secrets and confidential information disclosed by one party to the other or any of its Subsidiaries, whether or not in written, graphic, machine-readable or other tangible form, for the purpose of this Agreement (hereinafter "Confidential Data"), shall be regarded and treated by the parties in strictest confidence and shall not be disclosed to any third party without the express written consent of the disclosing party. The parties hereto further acknowledge and agree that all information disclosed to the other party hereunder and all other information to which the other party may have access by virtue of any such disclosure shall be presumed by the parties to be Confidential Data, unless the disclosing party shall advise the receiving party that any such item or items need not be regarded or treated as Confidential Data. However, the parties hereto confirm that Confidential Data may be used to the extent necessary for implementing any of the receiving party's activities to be contemplated under this Agreement.

4.2 Exclusions. Confidential Data shall not include: (i) information which is in the possession of the recipient at the time it is received from the disclosing party, where the possession of such information can be established from documentation generated prior to the disclosure of such information by the disclosing party (whether pursuant to this Agreement or otherwise); (ii) information which is in the public domain through no act or omission of the parties hereto or their respective representatives; (iii) information lawfully received from others who are not under restrictions similar to those identified in Section 4.1 hereof or who are not in breach of any confidentiality agreement with Ramtron or NEC; or (iv) information that is developed or derived by the recipient independent of any disclosure hereunder. Also, the parties hereto may disclose Confidential Data to (a) any government or judicial body having jurisdiction to request and to review the same, and (b) legal counsel representing the parties hereto, but only to the extent so ordered. Even in the aforesaid case of (a), the disclosing party shall provide other party with the reason and the contents to disclose by written notice prior to such disclosure.

4.3 Marking of Documents and Materials. In furtherance, but not in limitation, of the provisions of Section 4.1 each party shall use its reasonable endeavors to cause all written materials and other physical documents and materials of all types relating to or containing Confidential Data to be plainly marked to indicate the secret, proprietary and confidential nature thereof and to prevent the unauthorized use or reproduction thereof, directly or indirectly.

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
4.4 Return of Confidential Data. Within fourteen (14) days following a request by the disclosing party, after the expiration or termination of this Agreement, the receiving party shall return any Confidential Data and any copies, recordings or transcriptions thereof, which are no longer required to be used for purposes of this Agreement.

4.5 Indemnification. Without limiting any other right, remedy or benefit occurring to either party under this Agreement or by law, but subject to the limitations set forth in Article VI (Limitations on Liability) each party shall indemnify the other party fully for all damages caused by any unauthorized disclosure or use of any information intended to be kept secret, confidential or proprietary in accordance with this Article IV, by such other party or its representatives, employees, agents and consultants.

ARTICLE V - COVENANTS, WARRANTY AND LIMITED INDEMNIFICATION

5.1 Covenants, Representations and Warranties of Ramtron. Ramtron hereby represents and warrants that:

     5.1.1 Ramtron's execution of this Agreement has been duly authorized by all necessary corporate action, including, with limitation, approval of Ramtron's board of directors, and constitutes a legally binding and enforceable obligation of Ramtron;

     5.1.2 It has all right, title and interest to the FRAM Technology and Ramtron's Improvements to be licensed hereunder and/or Ramtron's IPR to be licensed hereunder to NEC and/or its Subsidiaries and that Ramtron has the right to grant to NEC and/or its Subsidiaries the licenses to be granted herein;

     5.1.3 Ramtron has taken and will take all reasonably necessary actions in order to avoid any unauthorized use or infringement of a third party's ferroelectric related intellectual properties (e.g., patent rights and trade secrets), and Ramtron, as of the Effective Date of this Agreement and subject to Section 5.1.5 below, has no actual knowledge of any claims against Ramtron in connection with any third party's ferroelectric related intellectual properties;

     5.1.4  As of the Effective Date of the Agreement and subject to Section
            5.1.5 below, Ramtron has no actual knowledge of any dispute raised by a third party against Ramtron in connection with a third party's ferroelectric related intellectual properties, and has no actual knowledge of any patent infringement or trade secret violation proceeding pending against Ramtron;

     5.1.5 As of the Effective Date of the Agreement, Ramtron has no actual knowledge of any judicial or administrative proceeding where a third party alleges invalidity or unenforceability of Ramtron IPR, except the five interference proceedings pending before either the U.S. District Court for the District of Columbia or the U.S. Patent and Trademark Office concerning Ramtron's U.S. patent No. 4,873,664 (Case Nos, 102,723; 102,724; 102,725; 102,726; and
            102,727); and

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
5.2 Covenants, Representations and Warranties of NEC. NEC hereby represents and warrants that:

     5.2.1 NEC's execution of this Agreement has been duly authorized by all necessary corporate action, including, with limitation, approval of NEC's board of directors, and constitutes a legally binding and enforceable obligation of NEC; and

     5.2.2 It has all right, title and interest to NEC's Improvements to be licensed hereunder to Ramtron and/or its Subsidiaries, and that NEC has the right to grant to Ramtron and/or its Subsidiaries the licenses to be granted herein.

5.3 Defense of IPR. Ramtron shall use its reasonable best efforts to defend Ramtron IPR against claims asserted by a third party that Ramtron IPR is invalid or unenforceable. NEC shall use its reasonable best efforts to defend its patents on NEC's Improvements against claims asserted by a third party that NEC's patents are invalid or unenforceable. NEC and Ramtron shall consult with each other regarding these matters.

5.4 Notice of Infringement. Ramtron and NEC shall promptly advise the other in writing of any claim, action, lawsuit, or proceeding threatened, made or brought against them or either of them for infringement of a patent issued to a third party, or for violation of a third party's patent, trade secret or other intellectual property right based in any instance upon (i) NEC's use of the FRAM Technology or NEC's sale, lease, use or distribution of FRAM Products or (ii) Ramtron's use of NEC's Improvements or Ramtron's sale, use or distribution of FRAM Products, which in any way incorporate NEC's Improvements.

5.5 Infringement Assistance Provided to NEC. In the event any claim or action is brought by a third party against NEC based on alleged infringement by licensed FRAM Products designed by NEC or its practice of FRAM Technology, Ramtron Intellectual Property Rights, provided and/or licensed to NEC hereunder, of any patent or other intellectual property rights owned by any third party, then Ramtron shall use its reasonable best efforts to provide NEC with (i) reasonable non-monetary assistance in connection with the defense and settlement of such claim or action, including all the necessary information related to the infringing technology, and (ii) reasonable consultation for NEC's achievement of a viable alternative solution to avoid such infringement issue.

5.6 Infringement Assistance provided to Ramtron. In the event any claim or action is brought by a third party against Ramtron based on alleged infringement by FRAM Products manufactured by Ramtron or a Ramtron licensee using NEC's Improvements provided to Ramtron hereunder or practice of NEC's Improvements, of any patent or other intellectual property rights owned by any third party, then NEC shall use its reasonable best efforts to provide Ramtron with (i) reasonable assistance in connection with the defense and settlement of such claim or action, including all the necessary information related to the infringing technology, and (ii) reasonable consultation for Ramtron's achievement of a viable alternative solution to avoid such infringement issue.

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
5.7 Limitation of Warranty. THIS ARTICLE V STATES RAMTRON'S AND NEC'S TOTAL LIABILITY AND RESPONSIBILITY TO EACH OTHER AND THE SUBSIDIARIES OF EACH, AND NEC'S AND RAMTRON'S AND THEIR RESPECTIVE SUBSIDIARIES' SOLE REMEDY FOR ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY PATENT, TRADEMARK, COPYRIGHT OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE FRAM TECHNOLOGY, RAMTRON'S IMPROVEMENTS OR NEC'S IMPROVEMENTS LICENSED HEREUNDER, THE FRAM PRODUCTS, OR ANY PART THEREOF. THIS ARTICLE V IS IN LIEU OF AND REPLACES ANY OTHER EXPRESSED, IMPLIED OR STATUTORY WARRANTY AGAINST INFRINGEMENT.

ARTICLE VI - LIMITATIONS ON LIABILITY

6.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE TECHNOLOGY OR PRODUCTS LICENSED, PATENTS, TRADE SECRETS, COPYRIGHTS OR MASKWORK RIGHTS OF ANY TYPE WHATSOEVER, OR OTHERWISE PROVIDED PURSUANT TO THIS AGREEMENT.

ARTICLE VII - TERM AND TERMINATION

7.1  Term.  This Agreement shall become effective on the Effective Date and
     shall remain in full force until the      **     anniversary of the
     Effective Date, unless earlier terminated in accordance with the provisions of this Article VII or unless extended by the mutual agreement of the parties.

7.2 Termination Upon Insolvency or Merger. Subject to Section 7.4 herein, each party may terminate this Agreement by giving written notice to the other party upon or after:

     7.2.1 The filing by the other party of a voluntary petition in bankruptcy or insolvency;

     7.2.2  Any adjudication that the other party is bankrupt or insolvent;

     7.2.3 The appointment of a receiver or trustee for all or substantially all of the property of the other party;

     7.2.4 Any assignment or attempted assignment by the other party for the benefit of creditors;

     7.2.5 The institution of any proceedings for the liquidation or winding up of the other party's business or for the termination of its corporate charter; or

     7.2.6 The merger or acquisition of the other party into or by, or the sale of all or substantially all of the other party's assets to a third party corporation or other entity, unless such merging or acquiring corporation or entity expressly assumes the merged or acquired party's obligations under this Agreement.

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
7.3 Termination by Default. If either party defaults in the performance of any material obligations hereunder, and if any such default is not corrected within sixty (60) days after the defaulting party receives written notice of such default from the non-defaulting party, then the non-defaulting party may, at its option, and in addition to any other remedies it may have, terminate this Agreement subject to the terms set forth in Section 7.4 immediately below upon written notice to the defaulting party.

7.4 Survival. Articles II (Technology License), III (Compensation), IV (Confidentiality), VI (Limitations on Liability), and VIII (General Terms and Conditions) shall survive the expiration of this Agreement. Upon termination of this Agreement pursuant to Sections 7.2 or 7.3 immediately above, all rights, privileges and obligations hereunder shall cease, provided, however that:

     7.4.1 In the event that this Agreement is terminated under Section 7.2 above, any and all licenses previously granted hereunder to the terminating party shall survive such termination and continue, provided the terminating party tenders on a timely basis any and all payments referenced in Article III, and further subject to compliance with the provisions of Articles IV, VI, and VIII. Any and all licenses previously granted hereunder to the other party (i.e., the bankrupt and/or insolvent party) which are in force on the termination date shall terminate immediately upon the termination date.

     7.4.2 In the event this Agreement is terminated under Section 7.3 as a result of a Ramtron default which is not corrected within the sixty (60) day period provided in Section 7.3 above, any and all licenses previously granted to NEC hereunder shall survive and continue after such termination, provided NEC tenders on a timely basis any and all payments referenced in Article III, and further subject to NEC's compliance with the provisions of Articles II (Technology License), IV (Confidentiality), VI (Limitations on Liability), and VIII (General Terms and Conditions).

     7.4.3 In the event that this Agreement is terminated under Section 7.3 as a result of an NEC default which is not corrected by NEC within the sixty (60) day period provided in Section 7.3 above, (i) all license rights previously granted to NEC hereunder shall automatically terminate on the date of such termination, and NEC shall return to Ramtron all technical documents and data furnished by Ramtron to NEC under this Agreement and (ii) all license rights granted to Ramtron hereunder shall survive and continue after such termination, subject to the provisions of Articles IV, VI, and VIII.

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
7.5 NEC Discretionary Termination. Notwithstanding anything in this Agreement to the contrary, after payment of the Initial License Fee referenced in subsection 3.1.1 herein, NEC may terminate this Agreement upon thirty (30) days prior written notice to Ramtron should NEC conclude further development of FRAM Technology is not in its best interests. In the event of such discretionary termination by NEC:

     7.5.1 NEC shall be relieved of paying Ramtron any remaining Milestone Fees referenced in subsection 3.1.2;

     7.5.2 the Technology License, shall be terminated and of no further force or effect; and,

     7.5.3 any payments previously tendered by NEC to Ramtron shall be deemed non-refundable.

ARTICLE IX- GENERAL TERMS AND CONDITIONS

8.1 Notices. All notices and requests required or authorized hereunder, shall be given in writing by registered or certified mail, postage prepaid, addressed as follows unless one party notifies the other in writing of any changes in such address:

If to NEC:         NEC Corporation
                   NEC Electron Devices
                   Intellectual Property Division
                   1753, Shimonumabe, Nakahara-Ku, Kawasaki,
                   Kanagawa, 211-8666, Japan
                   Attn: Licensing Manager

If to Ramtron:     Ramtron International Corporation
                   1850 Ramtron Drive
                   Colorado Springs, Colorado  80921
                   Attention:  President

     With a copy to:  The Benitez Professional Corporation - Attorneys
                      1776 Lincoln Street - Suite 1300
                      Denver, Colorado 80203
                      Attn:  John R. Benitez

8.2 Arbitration. All disputes, controversies or differences which may arise between the parties in relation to or in connection with this Agreement shall be settled by amicable negotiation by both parties. If both parties are unable to settle such disputes within a reasonable period, then such disputes shall be referred to and finally settled by arbitration in accordance with the then existing rule of International Chamber of Commerce. Arbitration shall take place in Denver, Colorado, the United States in case Ramtron is the defending party and in Tokyo, Japan in case NEC is the defending party, and one (1) arbitrator shall be appointed in accordance with the rule of International Chamber of Commerce.The arbitration shall be conducted in English. The award of arbitration shall be final and binding upon both parties.

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
8.3 Export Control. The parties agree that no technical information, including software, furnished hereunder or any direct products thereof is intended to or will be exported or re-exported, directly or indirectly, to any destination restricted or prohibited by export control regulations of the USA and/or Japan, including the US Export Administration Regulations, without the prior written authorization from the appropriate governmental authorities.

8.4 Governing Law. This Agreement and the performance of the parties hereunder shall be construed in accordance with and governed by the laws of the State of Colorado, without giving effect to the principles of conflicts of laws.

8.5 Severability. In the event that one or more provision(s) of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had not been contained herein.

8.6 Waiver. The delay or failure of a party to exercise any right or option hereunder or failure to enforce any provision herein shall not impair any such right or option nor shall it constitute a waiver thereof or acquiescence thereto unless explicit written notice is provided.

8.7 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned to any third party by either party hereto, nor shall the same inure to the benefit of any trustee in bankruptcy, receiver or other successor of either party, without the prior written consent of the other party. The provisions of this Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

8.8 Remedies Cumulative. Except as explicitly excluded or limited, all remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not exclusive or alternative and shall be in addition to all remedies given hereunder or now or hereafter existing, at law or in equity, by statute or otherwise. The election of any one or more remedies by any party shall not constitute a waiver of the right to pursue other available remedies.

8.9 Force Majeure. Neither party to this Agreement shall be responsible for delay or failure in performance caused by any governmental act, law, regulation, order or decree, by communication line or power failures beyond its reasonable control, or by fire, flood or other natural disasters, nor shall any such delay or failure be considered to be a breach of this Agreement; provided that the provisions of this Section
     8.9 shall not apply to any payment obligation of either party hereto. In any such event, performance shall take place thereafter as soon as is reasonably feasible.

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
8.10 Publicity. The parties hereto agree that the terms and conditions of this Agreement shall be confidential to any third party and that if necessary, all notices to third parties and all publicity concerning the terms and conditions of this Agreement shall be jointly planned and coordinated by and between the parties. Neither of the parties shall act unilaterally in this regard without the prior written approval of the other party. The parties shall mutually agree upon a press release and its contents, which shall be issued within ten (10) days following execution of this Agreement.

8.11 Independent Contractor. The parties are independent contractors. Nothing contained herein or done pursuant to this Agreement shall constitute the parties as entering into a joint venture or partnership, or shall constitute either party as the agent of the other party for any purpose or in any sense whatsoever.

8.12 Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such section, or in any way affect this Agreement.

8.13 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior agreements, negotiations or understandings with respect thereto. This Agreement may not be changed, altered or amended in any manner, orally or otherwise, except in writing signed by duly authorized officers or representatives of both parties hereto.

8.14 Most Favored Nations. If after the Effective Date Ramtron grants to any other semiconductor manufacturer a license to FRAM Technology of an equivalent scope to the license granted in Section 2.1 hereof resulting in more favorable terms and conditions, taken in the entirety (including, but not limited to, license fees, payment terms, royalty rates, manufacturing rights, termination rights, etc.) than the license granted to NEC hereunder, then Ramtron shall notify NEC and the Parties shall adjust the royalties payable by NEC to Ramtron hereunder in order to reach an equitable balance between NEC and such other semiconductor manufacturer.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives.

NEC CORPORATION

By:  /S/ Sumio Kogure
     ----------------
     Sumio Kogure
Title:  General Manager, Microcomputer Division
Date:  November 15, 2001

RAMTRON INTERNATIONAL CORPORATION

By:  /S/Greg B. Jones
     ----------------
     Greg B. Jones
Title:  President, Technology Group
Date:  October 30, 2001

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